Exhibit 99.2

ROBERT HALF INTERNATIONAL INC.

AMENDED AND RESTATED RETIREMENT AGREEMENT

This Amended and Restated Retirement Agreement (the “Agreement”), by and between Robert Half International Inc. (formerly, Boothe Financial Corporation) a Delaware corporation (the “Company”) and Harold M. Messmer, Jr. (“Participant”) is effective as of October 1, 2006.

WITNESSETH:

WHEREAS, the Board of Directors of the Company (the “Board”) designated Harold M. Messmer, Jr. as a participant in the Boothe Financial Corporation Key Executive Retirement Plan — Level II (the “Plan”);

WHEREAS, the Company and Participant entered into a retirement agreement, as of November 14, 1985, pursuant to the Plan and such retirement agreement was amended and restated effective July 1, 1996 (the “Prior Agreement”) and further amended effective January 1, 2001 and October 22, 2003; and

WHEREAS, the Company and Participant desire to amend and completely restate the Prior Agreement, as previously amended, to provide for (i) the conversion of the Participant’s accrued benefit under the Prior Agreement as of October 1, 2006 into a lump sum amount based on good faith calculations made by the Company and its outside professional advisors, and reviewed by Participant and his professional advisors, and (ii) the merger of the Plan and this Agreement into the Amended and Restated Deferred Compensation Plan of Robert Half International Inc. (As Restated October 1, 2006) (the “DCP”), thereby transferring to the DCP the obligation to pay such lump sum.

NOW, therefore, pursuant to the Plan and in consideration of the premises and other valuable consideration, the parties hereto agree as follows to this Amended and Restated Retirement Agreement.

Section 1. CONVERTED LUMP SUM AMOUNT; TRANSFER.

(a) CONVERTED LUMP SUM AMOUNT. The converted lump sum amount as of October 1, 2006 shall be $48,981,459 (the “Converted Lump Sum Amount”). This Converted Lump Sum Amount is the estimated value of the Company’s liabilities under the Prior Agreement as of October 1, 2006, based on good faith calculations made by the Company and its outside professional advisors, and reviewed by Participant and his professional advisors. Participant has agreed to accept the Converted Lump Sum Amount as of October 1, 2006 in full satisfaction of the Company’s liabilities under the Prior Agreement.

(b) TRANSFER. As of October 1, 2006, the Plan and this Agreement shall be merged into the DCP and the liability for the Converted Lump Sum Amount shall be transferred to the DCP. Upon such merger into, and transfer to, the DCP, the Company shall have no further obligation to the Participant, and no other payments or benefits of any kind shall be provided to the Participant by the Company, pursuant to the Plan or the Agreement. As of October 1, 2006, the Participant agrees to waive any and all of his rights under the Plan and the Agreement and to rely solely upon the provisions of the DCP for the payment of the Converted Lump Sum Amount.

Section 2. RABBI TRUST.

The Company has established an irrevocable “grantor trust” in a form acceptable to Company and Participant. The Company has deposited with the trustee cash or property to fund a portion of the Company’s obligations under the Agreement. Effective as of the date this Agreement is executed below, the Company and Participant agree that the assets deposited into the grantor trust shall be available to satisfy the Company’s obligations to Participant under the DCP.

Section 3. MISCELLANEOUS.

(a) NO ASSIGNMENT OF INTEREST. No right or benefit under the Agreement shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge the same shall be void.

(b) NO EMPLOYMENT RIGHTS. Neither the Agreement (or any provision hereof) nor any right created hereunder shall in any way affect the right of the Company to terminate Participant’s employment with or without cause.

(c) GOVERNING LAW. The Agreement and all rights and obligations hereunder shall be interpreted and construed in accordance with the laws of the State of California applicable to contracts entered into and wholly to be performed within the State of California by California residents.

(d) ENTIRE AGREEMENT; AMENDMENT. The Agreement constitutes the entire understanding between the parties hereto regarding the specific subject matter hereof, and supersedes all prior agreements, understandings or commitments, whether oral or written, with respect thereto to the specific subject matter hereof. No amendment, modification or supplement of the Agreement may be made except by a writing signed by both the Company and the Participant.

(e) BINDING EFFECT OF AGREEMENT. The Agreement shall be binding upon and shall inure to the benefit of the heirs, executors and administrators of Participant and the successors and assigns of the Company. The Company’s obligations hereunder shall not be terminated by reason of any liquidation, dissolution, bankruptcy, cessation of business, or similar event relating to the Company or by reason of any merger, consolidation or other reorganization of the Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to Participant, expressly to assume and agree to perform the Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

(f) VOLUNTARY EXECUTION. The Agreement is executed voluntarily and without any duress or undue influence on the Participant. The Participant acknowledges that he:

(1) has read the Agreement;

(2) has been represented in the preparation, negotiation, and execution of the Agreement by legal counsel of his own choice or that he has voluntarily declined to seek such counsel;

(3) understands the terms and consequences of the Agreement;

(4) is fully aware of the legal and binding effect of the Agreement.

IN WITNESS WHEREOF, the Company has caused the Agreement to be executed by an officer thereunder duly authorized so to do, and the Participant has accepted and executed the Agreement, all on this 7th day of December 2006.

ROBERT HALF INTERNATIONAL INC.	HAROLD M. MESSMER, JR.

/s/ M. Keith Waddell	/s/ Harold M. Messmer, Jr.
M. KEITH WADDELL President